Exhibit 99.1

EverQuote Mourns Sudden Passing of Co-Founder & CEO Seth Birnbaum

•	President Jayme Mendal Appointed CEO and Director

CAMBRIDGE, Mass., November 29, 2020 — EverQuote, Inc. (Nasdaq: EVER), today issued the following statement: “It is with immeasurable sadness that we announce that Seth Birnbaum, Co-Founder and CEO, unexpectedly and peacefully passed away yesterday at his home. Seth was a sincere and deeply caring husband, father, friend and colleague. The entire EverQuote team mourns his tragic passing. On behalf of our Board of Directors, management team and employees, we extend our deepest sympathies to Seth’s family. Seth was a genuine, dynamic leader whose remarkable passion, vision and tenacity attracted the world-class team we have in place today, which serves as the foundation for EverQuote’s success. We will be forever grateful for his entrepreneurial spirit and the welcoming and caring environment he cultivated.“

The Board of Directors implemented the company’s succession plan and appointed Jayme Mendal, the company’s President, as its Chief Executive Officer and a member of the Board of Directors. Mr. Mendal joined EverQuote in 2017 and previously served as our Chief Operating Officer and before that as Chief Revenue Officer. David Blundin will continue to serve as Chairman of the Board of Directors.

Mr. Blundin issued the following statement on behalf of the Board: “We have experienced a great loss at EverQuote, and we are heartbroken by Seth’s passing. We are confident that Jayme and the rest of the EverQuote leadership team will continue to successfully drive forward in executing on the company’s mission. Seth was a visionary leader, thoughtful colleague and dear friend of many. We honor his numerous contributions and will miss him immensely.”

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to use data and technology to make insurance simpler, more affordable and personalized ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact:

Brinlea Johnson

The Blueshirt Group

212-331-8424

Brinlea@blueshirtgroup.com